UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2004

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

On October 27, 2004, the Executive Compensation Committee of the Board of Directors of Kindred Healthcare, Inc. (“Company”) amended and restated the Kindred Deferred Compensation Plan (the “Plan”) effective January 1, 2005. The Plan was initially effective as of January 1, 1996, but the Executive Compensation Committee of the Company’s Board of Directors suspended activity under the Plan in April 1999.

Generally, the amendments to the Plan reinstate activity under the Plan by authorizing the deferral of compensation by, and the payment of Company matching contributions to, certain eligible employees who contribute materially to the continued growth, development and future business success of the Company. “Highly compensated employees” (as defined under Section 414(q) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)) of the Company, which would include executive officers, are eligible to participate in the Plan.

The amendments also include adjustments (i) to lower the age at which a participant may take retirement distributions, (ii) to credit and compound interest on participant account balances on a monthly basis, and (iii) to require lump-sum distributions of account balances to beneficiaries of deceased participants. These adjustments only apply to deferrals and matching contributions that are made on or after January 1, 2005.

In addition, the amendments include clarifying and technical revisions that (i) facilitate administration of the Plan and (ii) address requirements under Section 409A of the Code.

A copy of the Plan, as amended and restated, is attached hereto as Exhibit 99.1.

Item 9.01.

(c)	Exhibits

Exhibit 99.1 Kindred Deferred Compensation Plan, Amended and Restated Effective as of January 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: October 28, 2004	By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter
Senior Vice President and
Chief Financial Officer